Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of O2Diesel Corporation for the registration of 14,592,130 shares of its common stock and to the incorporation by reference therein of our report dated March 18, 2005, with respect to the consolidated financial statements of O2Diesel Corporation included in its Annual Report (Form 10-KSB) for each of the two years in the period ended December 31, 2004 and for the period from October 14, 2000 (inception) through December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP
Philadelphia, Pennsylvania
January 12, 2006